UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Syntroleum Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 2, 2007

To Our Stockholders:

You are cordially invited to attend the 2007 annual meeting of stockholders of Syntroleum Corporation. On the following pages you will find a proxy statement that provides detailed information concerning the annual meeting, including the following matters to be acted upon at the meeting:

•	the election of three directors to serve three-year terms;

•	a proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2007.

The record date for determining stockholders entitled to notice of and to vote at the annual meeting is March 8, 2007. The date, time and place of the annual meeting are:

April 23, 2007

1:00 p.m. local time

Tulsa Community College, West Campus

7505 West 41st Street

Tulsa, Oklahoma 74107

A copy of our 2006 annual report to stockholders is enclosed.

I hope you will be able to attend the annual meeting in person. Whether or not you plan to attend, please be sure to mark, sign, date and return the proxy card in the enclosed envelope, or submit your proxy by telephone or the Internet, as promptly as possible so that your shares may be represented at the meeting and voted in accordance with your wishes. Your vote is important regardless of the number of shares you own.

Sincerely,

John B. Holmes, Jr.
Chief Executive Officer

SYNTROLEUM CORPORATION

4322 South 49th West Avenue

Tulsa, Oklahoma 74107

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 23, 2007

To the Stockholders:

The 2007 annual meeting of stockholders of Syntroleum Corporation will be held at Tulsa Community College, West Campus, 7505 West 41st Street, Tulsa, Oklahoma 74107, on April 23, 2007, at 1:00 p.m. local time. At the annual meeting, the following matters will be voted upon:

(1)	A proposal to elect three Class B directors as members of our board of directors to serve until the 2010 annual meeting of stockholders or until their respective successors have been duly elected and qualified (Proposal 1);

(2)	A proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2007 (Proposal 2); and

(3)	Such other business as may properly come before the meeting or any adjournment of the meeting.

These matters are described more fully in the accompanying proxy statement.

Only stockholders of record at the close of business on March 8, 2007, are entitled to notice of and to vote at the annual meeting.

Your vote is important — as is the vote of every stockholder — and the board of directors appreciates the cooperation of stockholders in directing proxies to vote at the meeting. It is important that your shares be represented at the meeting by your marking, signing, dating and returning the enclosed proxy card in the accompanying envelope, or by submitting your proxy by telephone or the Internet, as promptly as possible, whether or not you expect to be present in person. For additional instructions on voting by telephone or the Internet, please refer to your proxy card.

You may revoke your proxy at any time by following the procedures set forth in the accompanying proxy statement.

By Order of the Board of Directors,

Richard L. Edmonson
Senior Vice President, General Counsel and Corporate Secretary

April 2, 2007

SYNTROLEUM CORPORATION

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors for use at our 2007 annual meeting of stockholders to be held at the time and place set forth in the accompanying notice. This proxy statement and accompanying proxies are initially being mailed to our stockholders on or about April 2, 2007. As used in this proxy statement, the terms “we,” “our” or “us” mean Syntroleum Corporation, a Delaware corporation, unless the context indicates otherwise.

GENERAL INFORMATION

Voting

Only stockholders of record at the close of business on March 8, 2007 are entitled to notice of, and to vote at, the annual meeting. As of such date, 58,017,291 shares of common stock were outstanding. Each outstanding share entitles the holder to one vote on each matter submitted to a vote of stockholders at the meeting. No other class of stock with voting rights is outstanding. Cumulative voting is not allowed in the election of directors.

Stockholders may vote in any of the four following ways: (1) by attending the 2007 annual meeting of stockholders; (2) by calling the toll-free number listed on the proxy card; (3) by voting on the Internet at the address listed on the proxy card; or (4) by marking, signing, dating and mailing the proxy card in the enclosed envelope. For additional instructions on voting by telephone or the Internet, please refer to the proxy card.

All properly executed proxies received prior to the commencement of voting at the annual meeting will be voted in accordance with the specification made on the proxy. Proxies submitted without specification will be voted (except to the extent that authority to vote has been withheld) (1) FOR Proposal 1 to elect the nominees for director proposed by the board of directors and (2) FOR Proposal 2 to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2007. In connection with any other business that may properly come before the meeting, proxies will be voted in the discretion of the persons named in the proxy, except that proxies voted against the proposal to elect each of the three nominees as directors will not be voted in favor of any adjournment of the annual meeting for the purpose of soliciting additional proxies. The persons named as proxies were designated by the board of directors and are officers.

Quorum

The holders of a majority of the shares entitled to vote at the annual meeting, represented in person or by proxy, constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining whether there is a quorum at the annual meeting. The term broker “non-votes” refers to shares held by brokers and other nominees or fiduciaries that are present at the annual meeting but are not voted on a particular matter because those persons are precluded from exercising their voting authority because of the matter’s “non-routine” nature.

Matters to be Voted Upon

At the annual meeting, the following matters will be voted upon:

(1)	A proposal to elect three Class B directors as members of our board of directors to serve until the 2010 annual meeting of stockholders or until their respective successors have been duly elected and qualified (Proposal 1);

(2)	A proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2007 (Proposal 2); and

(3)	Such other business as may properly come before the meeting or any adjournment of the meeting.

We know of no other matters that are likely to be brought before the annual meeting.

Votes Required

Proposal 1 — Election of Directors. In accordance with our bylaws, the directors will be elected by a plurality of the votes cast in person or by proxy at the annual meeting. Accordingly, abstentions and broker “non-votes” marked on proxy cards will not be included in the tabulation of the votes cast.

Proposal 2 — Ratification of Appointment of Independent Registered Public Accounting Firm. In accordance with our bylaws, the approval of the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2007 requires the affirmative vote of a majority of the shares of common stock present in person or by proxy at the meeting and entitled to vote on the matter. Accordingly, abstentions will have the effect of a vote against the proposal. Broker “non-votes” will be treated as not present and entitled to vote and will therefore not be included in determining the percentage of shares voting in favor of the proposal.

Revoking a Proxy

Any stockholder may revoke his or her proxy at any time before it is voted at the meeting by (1) duly executing and delivering to our corporate secretary a proxy bearing a later date, (2) filing with our corporate secretary a written notice of revocation or (3) voting in person at the meeting. The mailing address of our executive office is 4322 South 49th West Avenue, Tulsa, Oklahoma 74107. A stockholder’s presence without voting at the annual meeting will not automatically revoke a previously delivered proxy, and any revocation during the meeting will not affect votes previously taken.

Solicitation

Solicitation of proxies will be primarily by mail. In addition to solicitation by mail, our officers, directors and employees may solicit proxies in person or by telephone and facsimile transmission, for which such persons will receive no additional compensation. In addition, we have hired The Altman Group to solicit proxies on our behalf, at an expected cost of approximately $6,000, plus out-of-pocket expenses. We will pay all costs of soliciting proxies. We will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners of our common stock.

PROPOSAL 1—ELECTION OF DIRECTORS

Our certificate of incorporation divides the board of directors into three classes, with each class serving three-year terms. The members of each class serve until the annual meeting of stockholders in the third year following their election, with one class being elected each year.

The persons named in the accompanying proxy intend to vote such proxy in favor of the election of the nominees named below, who are currently directors, unless authority to vote for the director is withheld in the proxy. Although the board of directors has no reason to believe that the nominees will be unable to serve as directors, if a nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the board of directors, unless contrary instructions are given in the proxy.

The board of directors recommends that stockholders vote FOR the election of the three Class B directors.

Nominees — Class B Directors

Set forth below is certain information with respect to each nominee for election as a director. Except as indicated, each nominee has served as a director of our company since the closing of the merger of Syntroleum Corporation and SLH Corporation on August 7, 1998 and, before the merger, as a director of our predecessor company, Syntroleum Corporation, an Oklahoma corporation.

Name and Business Experience	Age
Kenneth L. Agee	50

Mr. Agee is our Chairman of the Board and Chief Research Officer. Mr. Agee founded our company in 1984 and initially served as President and a director. He served as Chief Executive Officer from February 1996 until January 2005. He became Chairman of the Board in November 1995. He also served as President from June 2002 to September 2002. He became the Chief Technology Officer in April 2005 and the Chief Research Officer in April of 2006. He is a graduate of Oklahoma State University with a degree in Chemical Engineering. He has over 20 years of experience in the energy industry and is listed as inventor on several U.S. and foreign patents, with several more patent applications pending, all of which have been assigned to us by Mr. Agee.

P. Anthony Jacobs	65

Mr. Jacobs has served as a director since November 1995. Mr. Jacobs also served as the Chairman of the Board of SLH Corporation from December 1996 through the closing date of the merger of Syntroleum Corporation and SLH Corporation. Mr. Jacobs served as President and Chief Executive Officer of Lab Holdings, Inc., a company principally engaged in the laboratory testing business, a position he held from September 1997 until August of 1999 when the company merged with Lab One, Inc. From 1990 to 1993, he served as Executive Vice President and Chief Operating Officer of Lab Holdings, and from May 1993 to September 1997, he served as President and Chief Operating Officer of Lab Holdings. Mr. Jacobs holds a B.A. and an M.B.A. from the University of Kansas and is also a Chartered Financial Analyst.

James R. Seward	54

Mr. Seward has served as a director since December 1988. Mr. Seward also served as the President, Chief Executive Officer and director of SLH Corporation from February 1997 through the closing date of the merger of Syntroleum Corporation and SLH Corporation. From 1990 to September 1997, Mr. Seward served as Chief Financial Officer and a director of Seafield Capital Corporation. From 1990 to May 1993, he served as Senior Vice President of Seafield Capital Corporation, and from May 1993 to September 1997, he served as Executive Vice President. He also serves as a director of Tamarack Funds. Mr. Seward holds a B.A. from Baker University and an M.B.A. in Finance and a M.P.A. from the University of Kansas and is also a Chartered Financial Analyst.

Set forth below is comparable information for those directors whose terms will expire in 2008 and 2009. Unless otherwise noted, each of such directors has served as a director since August 7, 1998, the closing date of the merger of Syntroleum Corporation and SLH Corporation, and before the merger, as a director of our predecessor company, Syntroleum Corporation, an Oklahoma corporation. References to positions held with us before the date of the merger refer to positions held with our predecessor company.

2008 — Class C Directors

Name and Business Experience	Age
Alvin R. Albe, Jr.	53

Mr. Albe became a director in December 1988. Mr. Albe is currently Executive Vice President of the TCW Group, Inc., an investment management firm. He is also Chief Executive Officer and President of TCW Investment Management Company and a Director of TCW Strategic Fund, Inc. Prior to joining TCW in 1991, Mr.

Albe was President of Oakmont Corporation, a privately held corporation that administers and manages assets for families and individuals. Mr. Albe was associated with Oakmont Corporation from 1982 to 1991. Before that time, he was Manager of Accounting at McMoRan Oil and Gas Co., and a Certified Public Accountant with Arthur Andersen & Co. in New Orleans. Mr. Albe graduated from the University of New Orleans with a B.S. in Accounting.

Gary Roth	50

Mr. Roth was appointed to the position of President and Chief Operating Officer and became a director on March 16, 2007. Previously he served as Executive Vice President of Engineering and Chief Technology Officer since April of 2005 and Senior Vice President of Projects from July 2004 until April 2005. Prior to joining Syntroleum in July 2004, Mr. Roth served with Petrofac Resources International in varying positions from December 1997 to July 2004, and in July 2003 was appointed President and Chief Operating Officer of Petrofac LLC, a company involved in all facets of turnkey engineering, procurement and construction in refining and gas processing. From February 1994 to December 1997, Mr. Roth was Vice President of Engineering & Operations at Zilkha Energy. From December 1979 to February 1994, he worked at ARCO in various capacities, including drilling production operations and business development both domestically and internationally. Mr. Roth has a B.S. in Petroleum Engineering from Texas A&M University and a M.B.A. in Finance from the University of Chicago.

2009 — Class A Directors

Name and Business Experience	Age
Frank M. Bumstead	65

Mr. Bumstead became a director in May 1993. He has served as the Chairman of Flood, Bumstead, McCready & McCarthy, Inc., a financial and business management firm, since 1989 and managing member of FBM Consults, LLC since January 1, 2001. Mr. Bumstead presently serves as a director of Brookdale Senior Living, Inc.; United Supermarkets, Inc.; Nashville Wire Products, Inc. and The Memorial Foundation. Mr. Bumstead holds a B.S. in Business Administration from Southern Methodist University and an M.B.A. from Vanderbilt Owen Graduate School of Management.

Ziad Ghandour	39

Mr. Ghandour became a director in February 2004. Mr. Ghandour is principal and founder of TI Capital Management, a Los Angeles-based venture capital firm founded in 2002, and since 1990 has served as Vice President of Falcon International, a transporter and marketer of oil and oil-related products in Europe and the Middle East. Mr. Ghandour has been a business consultant to us since October 2003 and became our employee in October 2005. Mr. Ghandour holds a B.S. in Business Administration and a B.A. in Political Science from Pepperdine University.

John B. Holmes, Jr.	60

Mr. Holmes is our Chief Executive Officer and a director. Mr. Holmes has been our Chief Executive Officer since March 16, 2007. From January 2005 through March 2007 he was our President and Chief Executive Officer. From October 2002 until January 2005, Mr. Holmes was our President and Chief Operating Officer. Mr. Holmes became a director in October 2002. Prior to joining Syntroleum in October 2002, Mr. Holmes was Chief Operating Officer of El Paso Merchant Energy Company, beginning in January 2001, where he had operating responsibility for all assets, including power generation, refining and chemical terminals and marine assets throughout the U.S. and overseas. Before becoming the Chief Operating Officer of El Paso, Mr. Holmes was the President of Oil and Gas Operations from 1999 to 2001. Prior to joining El Paso in 1999, he was President and Chief Operating Officer of Zilkha Energy Company from 1986 to 1998 and, upon its merger with Sonat, Inc. in 1998, he served as President and Chief Executive Officer of Sonat Exploration until 1999. Mr. Holmes holds a B.S. in Chemical Engineering from the University of Mississippi.

Robert B. Rosene, Jr.	53

Mr. Rosene became a director in March 1985. Mr. Rosene is President of Seminole Energy Services, L.L.C., a natural gas marketing and gathering company. From 1984 to August 1998, he was Vice President of Boyd Rosene and Associates, Inc., a natural gas consulting and marketing firm which he co-founded. From 1976 to 1984, he was employed with Transok Pipeline Company, where he served in various positions, including Manager of Rates and Contract Administration and director of Gas Acquisitions. In 1987, Mr. Rosene co-founded MBR Resources, an oil and gas production company with operations in Arkansas, New Mexico, Oklahoma and Texas. Mr. Rosene holds a B.A. in Accounting from Oklahoma Baptist University.

There are no family relationships, of first cousin or closer, among our directors and executive officers, by blood, marriage or adoption.

Affirmative Determinations Regarding Director Independence and Other Matters

Our board of directors has determined each of the following directors to be an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers (the “NASD”):

Alvin R. Albe, Jr.
Frank M. Bumstead
P. Anthony Jacobs
Robert B. Rosene, Jr.
James R. Seward

In this proxy statement, these five directors are each referred to individually as an “independent director” and collectively as the “independent directors.”

The board of directors has also determined that each member of the two committees of the board meets the independence requirements applicable to those committees prescribed by the NASD, the Securities and Exchange Commission (“SEC”) and the Internal Revenue Service. The board of directors has further determined that Mr. Albe, chairman of the audit committee of the board of directors, is an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

The nominating and compensation committee reviewed the applicable legal standards for board member and board committee independence and the criteria applied to determine “audit committee financial expert” status. On the basis of this review, the nominating and compensation committee delivered a report to the full board of directors and the board made its independence and “audit committee financial expert” determinations based upon the nominating and compensation committee’s report and each member’s review of the information made available to the nominating and compensation committee.

Board Committees

The board of directors has two standing committees: the audit committee, established in accordance with section 3(a)(58)(A) of the Exchange Act, and the nominating and compensation committee.

Audit Committee

During 2006, the audit committee consisted of Messrs. Albe (Chairman), Bumstead, Jacobs, Rosene and Seward. The committee met 5 times during 2006. During 2007, the audit committee will consist of Messrs. Albe (Chairman), Bumstead, Jacobs, Rosene and Seward. The board of directors has determined that each of Messrs. Albe, Bumstead, Rosene, and Seward meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is an “independent director” as defined in NASD Rule 4200(a)(15).

Each committee member meets the NASD’s financial knowledge requirements, and Mr. Albe, designated by the board of directors as the “audit committee financial expert” under SEC rules, meets the NASD’s professional experience requirements as well. The audit committee operates pursuant to a written charter, a copy of which can be found at our website at http://www.syntroleum.com As more fully described in the charter, the committee recommends to the board of directors the independent registered public accounting firm as auditors and reviews the scope, plan and findings of the annual audit, recommendations of the independent registered public accounting firm, the adequacy of internal accounting controls and audit procedures, our audited financial statements, non-audit services performed by the independent registered public accounting firm and fees paid to the independent registered public accounting firm for audit and non-audit services.

Nominating and Compensation Committee

During 2006, the nominating and compensation committee consisted of Messrs. Albe, Bumstead, Jacobs, Rosene (Chairman) and Seward. The committee met 3 times during 2006 and took action by unanimous written consent on 11 occasions. During 2007, the nominating and compensation committee will consist of Messrs. Albe, Bumstead, Jacobs, Rosene (Chairman) and Seward. The board of directors has determined that each director who served on the nominating and compensation committee during 2006 and will serve during 2007 qualifies as an “outside director” under Section 162(m) of the Internal Revenue Code (the “Code”), a “non-employee director” as such term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and an “independent director” as such term is defined in NASD Rule 4200(a)(15). The nominating and compensation committee operates pursuant to a written charter, a copy of which can be found on our website at http://www.syntroleum.com, and was included as Annex B to our Proxy Statement for the 2004 Annual Meeting of Stockholders. As more fully described in the charter, the committee establishes and reports to the full board with respect to compensation plans under which officers and directors are eligible to participate, and recommends to the board for approval the salary for the chief executive officer and other executive officers. The committee administers our 2005 Stock Incentive Plan and reviews our compensation program on a regular basis. The committee also recommends policies concerning director compensation to the board of directors.

The nominating and compensation committee may delegate authority to members of the board of directors by forming subcommittees as it pertains to the Syntroleum Corporation 2005 Stock Incentive Plan. They have formed two subcommittees for this purpose. The first subcommittee consists of Mr. Robert Rosene and allows Mr. Rosene to grant up to 20,000 shares of Syntroleum common stock to all non-exempt employees and up to grade 20 to exempt level employees. The second subcommittee consists of Mr. Kenneth Agee and allows Mr. Agee to grant up to 5,000 shares of Syntroleum common stock to all non-exempt employees and up to grade 15 exempt level employees. For the purposes of determining exempt versus non-exempt all employees eligible for overtime are considered non-exempt employees.

Director Nominations Process

The nominating and compensation committee is responsible for searching for, identifying, evaluating the qualifications of and recommending to the board of directors and our stockholders the slate of qualified director nominees to be elected by the stockholders in connection with each annual meeting, and any directors to be elected by the board to fill vacancies of newly created directorships between annual meetings.

In assessing the qualifications of prospective nominees to the board, the nominating and compensation committee considers each nominee’s personal and professional integrity, experience, skills, ability and willingness to devote the time and effort necessary to be an effective board member, and commitment to acting in the best interests of our company and our stockholders. The nominating and compensation committee also considers whether candidates provide an appropriate mix of backgrounds and skills to the board.

Internal Process for Identifying Candidates

The nominating and compensation committee has two primary methods for identifying candidates (other than those proposed by our stockholders, as discussed below). First, on a periodic basis, the nominating and compensation committee solicits ideas for possible candidates from a number of sources, including members of the board, our senior level executives and individuals personally known to the members of the board.

Second, the nominating and compensation committee may from time to time use its authority under its charter to retain at our expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). If the nominating and compensation committee retains one or more search firms, they may be asked to identify possible candidates, to interview and screen such candidates (including conducting appropriate background and reference checks), to act as a liaison among the board, the nominating and compensation committee and each candidate during the screening and evaluation process and thereafter to be available for consultation as needed by the nominating and compensation committee.

Nominations by Stockholders

The nominating and compensation committee will consider nominees for director recommended by our stockholders. Please submit your recommendation in writing along with:

•	the name of and contact information for the candidate;

•	a resume of the candidate’s qualifications and business and educational experience;

•	information regarding the qualifications and qualities described under “Director Nominations Process” above;

•	a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director;

•	a statement that the writer is a stockholder and is proposing a candidate for consideration by the nominating and compensation committee;

•	a statement detailing any relationship between the candidate and any of our customers, suppliers or competitors;

•	financial and accounting background, to enable the nominating and compensation committee to determine whether the candidate would be suitable for audit committee membership; and

•	detailed information about any relationship or understanding between the proposing stockholder and the candidate.

Submit recommendations to Richard L. Edmonson, Senior Vice President, General Counsel and Corporate Secretary, Syntroleum Corporation, 4322 South 49th West Avenue, Tulsa, Oklahoma 74107.

In addition to recommending director nominees to the nominating and compensation committee, any stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our bylaws, as described under “Stockholder Proposals” elsewhere in this proxy statement.

Evaluation of Candidates

The nominating and compensation committee will consider all candidates identified through the processes described above. The extent to which the committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the committee about the qualifications and suitability of the individual, viewed in light of the needs of the board, and is at the committee’s discretion. The committee evaluates the desirability for incumbent directors to continue on the board following the expiration of their respective terms, taking into account their contributions as board members and the benefit that results from increasing insight and experience developed over a period of time. Although the committee will consider candidates for director recommended by stockholders, it may determine not to recommend that the board, and the board may determine not to, nominate those candidates for election to our board.

Timing of the Identification and Evaluation Process

The nominating and compensation committee usually meets at the first regularly scheduled meeting of the board in a calendar year to consider, among other things, candidates to be recommended to the board for inclusion in our recommended slate of director nominees for the next annual meeting and our proxy statement. The board usually meets each February to vote on, among other things, the slate of director nominees to be submitted to and recommended for election by stockholders at the annual meeting, which is typically held in April of that year.

Communication with Directors

Interested persons may send written communications to the board and to non-management members of the board by mailing those communications to the audit committee at:

Syntroleum Corporation

c/o Audit Committee of the Board of Directors

4322 South 49th West Avenue

Tulsa, Oklahoma 74107

The audit committee will forward communications to individual directors, as appropriate.

We do not maintain a policy regarding director attendance at our annual meeting of stockholders. There were 9 directors at the time of the 2006 Annual Meeting of Stockholders, and 8 directors attended the meeting.

Director Compensation

During 2006, the board of directors held a total of 4 regular meetings and 6 special meetings and took action by unanimous written consent on 6 occasions. No director attended fewer than 75 percent of the aggregate of board meetings and meetings of any committee on which he served in 2006, with the exception of Mr. Day, who attended no meetings and retired in September of 2006.

We do not pay our outside directors a cash retainer. All directors are reimbursed for their travel and other expenses involved in attendance at board and committee meetings. With the exception of Mr. Ziad Ghandour, who was granted shares of our common stock under our 2005 Stock Incentive Plan equal in amount to shares granted to each non-employee director as discussed below, directors who are employees are not paid any fees or additional remuneration for services as members of the board of directors or any committee. Mr. Ghandour also receives a salary of $100,000 a year for being an employee of our company. This salary is not remuneration for his services as a member of our board of directors.

Under the 2005 Stock Incentive Plan, non-employee directors are eligible to receive grants of options to purchase shares of our common stock or awards of common stock or restricted stock. On January 1 of each year, non-employee directors and Mr. Ghandour receive annual grants of a number of shares of our common stock determined by dividing $50,000 by the closing price of our common stock on the last trading day of the previous year. On January 1, 2006, non-employee directors and Mr. Ghandour received 5,537 shares each of our common stock under the 2005 Stock Incentive Plan. The board expects that these annual grants of shares of our common stock will continue to be a part of the compensation to non-employee directors and Mr. Ghandour for their service on the board.

The following table sets forth information regarding the compensation of non-employee directors and Mr. Ghandour in 2006.

2006 NON-EMPLOYEE DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)(1)	Option Awards ($) (d)(2)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($) (g)(5)	Total ($) (h)
Alvin R. Albe, Jr.	—	50,000	—	—	—	—	50,000
Frank M. Bumstead	—	50,000	—	—	—	—	50 ,000
Robert A. Day(3)	—	50,000	—	—	—	—	50,000
Ziad Ghandour(4)	—	50,000	—	—	—	1,212,812	1,262,812
P. Anthony Jacobs	—	50,000	—	—	—	—	50,000
Robert B. Rosene, Jr.	—	50,000	—	—	—	—	50,000
James R. Seward	—	50,000	—	—	—	—	50,000

(1)	The amounts in columns (c) reflect the dollar amount recognized for financial statement purposes for the fiscal year ended December 31, 2006, in accordance with FAS123(R) and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2007. All shares are immediately vested.
(2)	Shares of common stock subject to options or warrants outstanding in column (d) at December 31, 2006 are as follows: Alvin R. Albe, Jr.—28,415; Frank M. Bumstead—28,415; Ziad Ghandour—975,671 (970,000 shares relate to warrants earned through a consulting arrangement with TI Capital); P. Anthony Jacobs—18,011; Robert B. Rosene, Jr.—28,415; James R. Seward—4,254
(3)	Mr. Day retired from the Board of Directors in September of 2006.
(4)	This compensation reflects salary payments of $123,077 to Mr. Ghandour as an employee and payments of $1,089,735 as reimbursement of expenses for consulting services provided by Mr. Ghandour’s company, TI Capital, related to our GTL and CTL efforts. TI Capital provided offices in Saudi Arabia and in Madrid with two business development associates working on Syntroleum opportunities.
(5)	We prefer to compensate our executive officers and directors in cash and equity rather than with perquisites. Consequently, the value of executive and director perquisites falls below the reportable amount for disclosure within this table.

Stock Ownership Guidelines for Directors

Syntroleum does not have a set guideline for director stock ownership. Stock ownership in our stock is encouraged, and all compensation for services as a director is in the common stock of Syntroleum. As of December 31, 2006 board members owned approximately 13% of the outstanding stock.

Certain Relationships and Related Person Transactions

We currently have business relationships with one related party. This individual is a member of our board of directors, an employee and also the principal of TI Capital Management. We have a written Code of Ethics and Conduct. It is our policy under our Code of Ethics and Conduct to evaluate all transactions required to be reported under Item 404 of Regulation S-K under the Securities Act and the Securities and Exchange Act. This policy provides for the transaction to be brought to the attention of the CEO, CFO, General Counsel or Audit Committee for approval. Our practice after this approval is received is to take all matters regarding related party transactions to the Board of Directors and in certain circumstances involving equity transactions they are taken to the shareholders. Our amendment of TI Capital’s consulting agreement during 2006 falls within the guidelines of Item 404(b) and as such was reviewed and approved by our full board of directors.

In February 2004, pursuant to an amendment to our consulting agreement with TI Capital Management, we issued to Mr. Ghandour warrants to purchase up to 1,170,000 shares of our common stock. Warrants to purchase 170,000 shares of our common stock became exercisable upon stockholder approval, warrants to purchase 500,000 shares of our common stock became exercisable upon the execution of an agreement between us and Dragados Industrial, S.A. in August 2004, and warrants to purchase 500,000 shares of our common stock became exercisable upon the execution of an agreement between us and Bluewater Energy Services B.V. in February 2005. All of the warrants expire on November 4, 2007. The exercise prices of the warrants range from $4.50 to $5.25 per share.

In March 2005, pursuant to an amendment to our consulting agreement with TI Capital Management, we agreed to issue shares of our common stock and warrants to purchase shares of our common stock to Mr. Ghandour, upon the occurrence of certain events specified in the amendment. Pursuant to the amendment, in 2005 we issued to Mr. Ghandour 103,627 shares of our common stock and $600,000 in cash.

In February 2006, we entered into an amendment to our consulting agreement with TI Capital Management, pursuant to which we have agreed to pay Mr. Ghandour, in connection with the closing of a financing with a group of entities for the construction, ownership and operation of a GTL Mobile Unit or a GTL Fixed Unit an amount equal to 1.5% of total equity and debt financing provided by parties other than us for each of the first two GTL Units (whether Mobile or Fixed) in which we have an equity ownership; provided that under no circumstances will the cumulative amount of the two payments exceed $50,000,000.

For purposes of the foregoing, GTL Mobile Unit shall mean a barge or floating, production, storage and offtake vessel having Fischer-Tropsch gas to liquids conversion capability. For purposes of the foregoing, GTL Fixed Unit shall mean a land based or platform based facility having Fischer-Tropsch gas to liquids conversion capability the financing of which is with entities introduced by Mr. Ghandour to us, entities with whom Mr. Ghandour has a business relationship, or entities in which Mr. Ghandour develops a business relationship at our request. If there is a change in our control prior to the closing of the financing of the first GTL Unit (whether Mobile or Fixed) Mr. Ghandour will have the option to terminate the payment set out in the February 2006 amendment and receive in lieu thereof a lump sum payment of $2,000,000. If there is a change in our control during the two year period following the closing of the financing of the first GTL Unit (whether Mobile or Fixed) and before the closing of the financing of the second GTL Unit, Mr. Ghandour will have the option to terminate the payment set out in the February 2006 amendment and receive in lieu thereof a lump sum payment of $10,000,000.

The term of the February 2006 amendment will continue until December 31, 2010; provided that we and Mr. Ghandour may extend the term of the February 2006 amendment by mutual agreement. During 2006 we paid Mr. Ghandour‘s company Ti Capital, $1,089,735 as reimbursement of expenses for services provided during the year pursuant to our consulting agreement with him. These services included providing offices in Madrid and Saudi Arabia and staff for these offices. We paid Mr. Ghandour $123,077 for services provided as an employee of the company.

During 2006 we hired Mr. Michael L. Covey, Jr. as Vice President, Assistant General Counsel in our legal department. Mr. Covey is related by marriage to Ms. Carla S. Covey our Senior Vice President, Finance and Chief Accounting Officer. There is no direct reporting relationship between Mr. Covey and Ms. Covey. Mr. Covey’s salary is $190,800 per year and he has been issued 51,016 restricted shares and 87,500 stock options.

During 2006, there was one salary increase provided to an executive officer that was not approved by the compensation committee. Mr. Ken Roberts, Senior Vice President of Business Development, was given an increase from $180,000 per year to $200,000 per year in June of 2006. This increase was approved by both the CEO and CFO of the company and was consistent with the policies in place at the time. These policies required employee pay increases for direct reports of the CFO to also be approved by the CEO. This increase was a result of a market adjustment.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the number of shares of our common stock beneficially owned as of March 1, 2007, by (1) each director and nominee for director, (2) each of the executive officers named in the Summary Compensation Table in this proxy statement, (3) all directors and executive officers as a group and (4) all persons known by us to be the beneficial owners of at least five percent of our outstanding common stock. As of March 1, 2007, there were 58,017,291 shares of our common stock issued and outstanding.

Name (1)(2)	Shares	Percentage of Class
Kenneth L. Agee(3)	4,283,864	7.3%
John B. Holmes, Jr.(4)	1,136,691	2.0%
Greg G. Jenkins	520,000	1.0%
Edward G. Roth	405,953	1.0%
Richard L. Edmonson	169,362	*
Alvin R. Albe, Jr.	222,703	*
Frank M. Bumstead(5)	149,808	*
Ziad Ghandour	1,191,717	2.0%
P. Anthony Jacobs(6)	496,082	1.0%
Robert B. Rosene, Jr.(7)	220,334	*
James R. Seward	406,759	1.0%
All directors and executive officers as a group (13 persons)	9,509,051	15.0%
Legg Mason Opportunity Trust(8) 100 Light Street Baltimore, MD 20202	5,632,011	10.0%
Robert A. Day (9) 865 S. Figueroa Street Los Angeles, CA 90017	4,916,300	8.5%
Peak Investments, LLC(10) 865 S. Figueroa Street Los Angeles, CA 90017	7,395,777	13%

*	Represents ownership of less than 1%.

(1)	Except as otherwise noted and subject to applicable community property laws, each stockholder has sole voting and investment power with respect to the shares beneficially owned. The business address of each director and executive officer is c/o Syntroleum Corporation, 4322 South 49th West Avenue, Tulsa, Oklahoma 74107.

(2)	Shares of common stock subject to options and warrants that are exercisable within 60 days of the date of this proxy statement are deemed outstanding for purposes of determining the beneficial ownership and computing the percentage ownership of such person, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Accordingly, the following shares of common stock subject to stock options or warrants are included in the table: Kenneth L. Agee—314,000; John B. Holmes, Jr.—1,030,000; Greg G. Jenkins—520,000; Edward G. Roth—380,668; Richard L. Edmonson—133,334; Alvin R. Albe, Jr.—28,415; Frank M. Bumstead—28,415; Ziad Ghandour—975,671; P. Anthony Jacobs—18,011; Robert B. Rosene, Jr.—28,415; James R. Seward—4,254; and all directors and executive officers as a group—3,737,591.

(3)	Includes 95,516 shares of common stock owned by two of Mr. Agee’s children. Also includes 200,000 shares pledged to Merrill Lynch subject to a prepaid forward contract. The actual number of shares under this prepaid forward contract will be decided during 2007 based on the stock price at that time.
(4)	Includes 776 shares of common stock held by Mr. Holmes’ wife, as to which he disclaims beneficial ownership.
(5)	Includes 13,847 shares of common stock held by Mr. Bumstead’s wife, as to which he disclaims beneficial ownership.
(6)	Includes 25,000 shares of common stock held by Mr. Jacobs’ wife, as to which he disclaims beneficial ownership, and 435,278 shared held by the P. Anthony Jacobs Trust.
(7)	Includes 10,200 shares of common stock owned by trusts the beneficiaries of which are Mr. Rosene’s children, as to which Mr. Rosene disclaims beneficial ownership.
(8)	Based upon information set forth in a Schedule 13G/A filed with the SEC on February 15, 2007 by Legg Mason Opportunity Trust (“Legg Mason”). The Schedule 13G reports that Legg Mason holds sole voting power for 0 shares of our common stock, shared voting power for 5,632,011 shares of our common stock, sole dispositive power for 0 shares of our common stock and shared dispositive power for 5,632,011 shares of our common stock.
(9)	Based upon information set forth in a Schedule 13G filed with the SEC on February 13, 2007. The Schedule 13G reports the Robert A. Day holds sole voting power for 4,916,300 shares of our common stock and shared dispositive power for 4,916,300 shares of our common stock.
(10)	Based upon information set forth in a Schedule 13G/A filed with the SEC on February 1, 2007, by Peak Investments, LLC (“Peak”). The Schedule 13G reports that Peak holds sole voting power for 0 shares of our common stock, shared voting power for 7,395,777 shares of our common stock, sole dispositive power for 0 shares of our common stock and shared dispositive power for 7,395,777 shares of our common stock. Mr. Robert A. Day reports 4,916,300 shares of the 7,395,777 individually on a 13G and we have reported this separately.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and owners of 10% or more of our common stock to file with the SEC and the Nasdaq Stock Market initial reports of ownership and reports of changes in ownership of common stock. Based solely on a review of the copies of reports furnished to us and representations that no other reports were required, we believe that all of our directors, executive officers and 10% or more stockholders during the fiscal year ended December 31, 2006 complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act. , except that Ms. Carla Covey, Mr. Richard Edmonson, Mr. Greg Jenkins Mr. Ron Stinebaugh and Mr. Jack Holmes each failed to timely file one report on Form 4 with respect to one transaction each and Mr. Gary Roth failed to timely file reports on Form 4 with respect to three transactions.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy and Objectives

The objective of Syntroleum’s executive compensation policy is to attract, retain and motivate highly qualified individuals and to align their interests with our shareholders. We do this by offering competitive, interrelated compensation components that are designed to reward them for results that have been identified as important factors in enhancing shareholder value.

Role of the Compensation Committee, Management and Advisors

The executive officers are responsible for determining the corporate objectives that are utilized in the calculations of the Syntroleum Incentive Compensation Plan each year which are then approved by the board of directors. These objectives are usually generated out of our strategic planning meetings that occur in the fall of each year. These objectives are then used by the board of directors to rate the Company’s performance by assigning a number to our performance from one to three with one meeting all objectives and three meeting very few objectives. Compensation is determined by both individual performance and corporate performance. Semler-Brossy Consulting Group, LLC. (“Semler-Brossy”) has been utilized to benchmark executive compensation including base pay and any incentive and long-term incentive compensation.

The nominating and compensation committee determines cash bonuses and stock option and restricted stock awards and changes in remuneration to our executive officers. Bonuses and grants of stock options and restricted stock are individually determined and administered by the nominating and compensation committee. The chief executive officer works with the nominating and compensation committee in the design of the plans and makes recommendations to the committee regarding the salaries and bonuses of executive officers that report directly to him as well as the salaries and bonuses and the award of options and restricted stock to other employees.

Our executive compensation guidelines, as established by the nominating and compensation committee, are designed to pay a base salary generally measured at the 50th percentile of base salaries paid by other peer group companies, as adjusted to take into account differences in revenue size and for individual performance. These peer group companies have similar low current sales with high market to sales ratios. This is an indicator that the peer group is in a similar stage pre-commercialization in their business life cycle. Additionally, the nominating and compensation committee and the board annually approve corporate objectives under the Syntroleum Incentive Compensation Plan. As part of this process, the nominating and compensation committee recommends the Chief Executive Officer’s incentive compensation award to the Board for approval and reviews and approves the awards recommended by the Chief Executive Officer with respect to the other executive officers. Such awards reward participants for achieving established corporate objectives. These awards can take the form of cash, Syntroleum Corporation restricted stock or options with time or performance vesting schedules. Additionally, it is the practice of the nominating and compensation committee to recognize extraordinary achievements through special periodic cash or stock-based awards. All cash or equity grants to named executive officers are approved by the nominating and compensation committee.

Typically, increases in compensation are only granted once a year. However, significant changes in job responsibility, notable changes in the job market or exceptional performance could trigger an off-cycle increase in base pay or SCP target or a long-term incentive compensation grant. Normally, previous compensation actions do not influence current year’s awards or grants except in the case of awards intended to cover multi-year periods.

The nominating and compensation committee engaged Semler-Brossy to conduct a study of executive compensation and to compare a group of peer companies to Syntroleum in terms of the following:

•	Compensation program structure and vehicles

•	Cash compensation levels for key executives

•	Long-term incentive program design and grant levels

•	Financial and shareholder return performance

•	Ownership levels among key executives

This information was then used to develop the key elements of our compensation program based on similar compensation elements in our peer group review. This study identified target percentages for base pay, incentive compensation and long-term incentive compensation. These targets were then incorporated into the Syntroleum Compensation Plan. The peer group companies reviewed during this study were Canargo Energy Corp, FX Energy Inc., Gasco Energy, KFX Inc., Ivanhoe Energy Inc., Markwest Energy Partners LP, McMoran Exploration Co, Petrohawk Energy Corp and Rentech Inc.

The compensation committee will continue to review the peer group of companies and periodically update it so that it remains in the committee’s view representative of our most direct competitors for talent and most representative of our stage of the business life cycle.

Elements of Compensation Plan

During 2005 Syntroleum established a compensation plan for key executives. Prior to this the nominating and compensation committee provided grants of incentive and long-term incentive compensation on a discretionary basis. This plan was implemented to enhance shareholder value and to capture the full motivational and retention value potential of executive compensation. Implementing this plan addressed the weakness to the discretionary approach and provided the board with a means to emphasize and monitor management’s progress towards key strategic milestones. Based on the nominating and compensation committee’s reviews of executive compensation, it was determined that the plan would be primarily comprised of base pay, incentive compensation and long-term incentive compensation. Base pay would be comprised of an executive’s salary, while incentive compensation consists of cash bonuses or immediately vested stock awards and would reward the executive for performance during the year as measured against our pre-set annual corporate objectives. Long-term incentive compensation was meant to act as rewards for multi-year achievements with awards given in stock options and restricted stock with vesting at between three and five years. Long-term incentive compensation can take the form of stock or stock options and can be performance or service based. By providing these three pieces of compensation it was felt that incentives would be in place to achieve strategic short-term milestones, while the long-term incentive compensation would be used to reinforce the sense of shared purpose, overall shareholder returns and focus executives on key longer term strategic and financial milestones. From time to time, individual or corporate achievements or market pressures may merit additional discretionary grants being given throughout the year. It is not our practice to time these grants prior to the release of material information but rather to provide these grants during the normal course of business. These would be granted at the nominating and compensation committees’ discretion. During 2006, a one-time retention compensation plan was put in place to compete against the market pressures to retain top talent.

The allocation among these compensation elements depends on performance objectives and market pressures. Generally more emphasis is placed on incentive compensation that base salary. Grants of incentive and long-term incentive compensation were generally at least 50% of the named executive compensation package. During 2006, the decision was made to award long-term incentive compensation in the form of retention compensation to deal with the highly competitive employment environment that the company was facing.

Base Pay

Base salary is generally measured at the 50th percentile of base salaries paid by other peer group companies, as adjusted to take into account differences in revenue size and for individual performance. Base pay is designed to be competitive with salary levels for comparable executive positions at other peer group companies engaged in the development of new technologies. The nominating and compensation committee reviews such comparable salary information as one factor to be considered in determining the base pay for our executive officers. The nominating and compensation committee also considers other factors, including that officer’s responsibilities, experience, leadership, potential future contribution and demonstrated individual performance measured against strategic business objectives. The nominating and compensation committee also considers internal pay equity among the executive officers and employees generally. The types and relative importance of the strategic business objectives and financial objectives vary among our executives depending on their positions and the particular operations and functions for which they are responsible. Our philosophy and practice is to place a significant emphasis on the incentive and long-term incentive compensation. The compensation committee reviews base salaries annually. These salaries are reviewed at the first board meeting of each year and were increased to their current levels in February of 2007 based on market indications of higher salary ranges for these positions and competitive pressures to maintain equitable compensation structures to those of our peer group. Annual base salaries for Messrs. Kenneth L. Agee, Richard L. Edmonson, John B. Holmes, Jr., Greg G. Jenkins and Edward G. Roth are currently $260,000, $220,000, $300,000, $260,000 and $260,000, respectively. These increases were 2%, 10%, 18%, 18% and 18% respectively.

Incentive Compensation

Incentive compensation takes the form of annual cash or equity bonuses paid at specific targets ranging from 25% to 50% of salary for key executives based on our compensation plan structure. These payouts are based on the nominating and compensation committee’s review of corporate performance and how each executive performed along with that performance. Annual bonuses are paid to our executive officers pursuant to our Syntroleum Incentive Compensation Plan, which provides for equity-based or cash bonuses based on achievement over the course of the year of performance objectives approved by the board prior to that year’s annual meeting of stockholders. The amount each executive officer receives is determined by the nominating and compensation committee and the board of directors and depends on the individual’s performance and level of responsibility, as well as our financial position. Typically executive officers may receive cash or equity bonuses of up to 50% of their annual salary depending on the achievement of individual and company goals during the year. It is at the discretion of the nominating and compensation committee to determine if these awards will be provided in cash or equity. Competitive market factors for employee retention are taken into account as well as corporate performance when making these determinations. Successful achievement of all goals and objectives is not required for bonuses to be paid out. However, the amount of bonus paid is significantly impacted by lack of goal achievement.

It is our practice to give out incentive compensation and long-term incentive compensation grants at the beginning of each year after the first board meeting of the year has occurred. During this meeting, the board reviews our performance and determines our performance ranking somewhere between one and three. The goals for following year are presented at this meeting and finalized at the second board meeting of the year. During 2006 the corporate objectives were approved at the second quarter board meeting, which was held on April 24, 2006. The nominating and compensation committee reviewed the corporate performance against its objectives at the fourth quarter 2006 board meeting, which was held on January 22, 2007. The final determination of corporate performance against its objectives was made at a special board meeting on February 6, 2007.

The Company’s 2006 performance objectives consisted of the following:

•	Demonstrate coal-derived synthesis gas cleanup in association with our technologies;

•	Complete a third-party due diligence review of our technical processes:

•	Document mechanical designs for our various technical processes;

•	Finalize our GTL FPSO feasibility study;

•	Secure additional capital resources to support our GTL FPSO or other commercial Fischer-Tropsch plant, our continued efforts in coal-to-liquids technology, and our upstream oil and gas projects; and

•	Develop a robust process for project/jurisdiction screening and approval.

Based on the nomination and compensation committee’s determination that a majority of the objectives were met and that individual performance was in line with expectations, cash bonuses were paid on February 14, 2007 for Messrs. Kenneth L. Agee, John B. Holmes, Jr., Greg G. Jenkins and Edward G. Roth were $75,000, $175,000, $100,000 and $100,000, respectively. These bonuses were 35%, 75%, 45% and 45% of 2006 annual salaries, respectively. Given the committee’s view of their contributions to key roles in the company the decision was made to make these payments in cash. Mr. Holmes’ bonus was based on his achievement of corporate objectives and the significance that he plays in the organization. Based on the committee’s decision, Mr. Richard L. Edmonson received an award of our stock on February 6th with a market value of $50,000 on the date of grant. This bonus was 25% of Mr. Edmonson’s base salary. These bonuses fell within the established target incentive compensation percentages.

Performance objectives have not been set for 2007, but it is anticipated that they will be presented and approved at the first quarter 2007 board meeting, which will be held on April 23, 2007.

Long-Term Incentive Compensation

Long-term incentive compensation is tied directly to stockholder return. Long-term incentive compensation consists of stock options and restricted stock, which generally vest in equal annual increments for up to five years following the date of the grant or based on specified performance measures such as market performance and financial achievements. Vesting can be accelerated if deemed appropriate by the nominating and compensation committee. The exercise price of stock options is generally equal to the fair market value of the common stock on the date of grant. Accordingly, executives receiving stock options and restricted stock are rewarded only if the market price of the common stock appreciates. Stock options and restricted stock are thus designed to align the interests of our executive officers and other employees with those of our stockholders by encouraging executives to enhance our value and, hence, the price of the common stock and stockholder return. In determining whether to grant stock options or restricted stock to executive officers, the nominating and compensation committee considers a variety of factors, including that executive’s current ownership stake in our company, the degree to which increasing that ownership stake would provide the executive with additional incentives for future performance, the likelihood that the grant of those options or restricted stock would encourage the executive to remain with our company, prior option grants (including the size of previous grants and the number of options and shares of restricted stock held), peer group analysis of similar positions and the value of the executive’s service to our company. Historical grants of long-term incentive compensation have been in line with peer group analysis. The compensation committee also considers these factors when determining whether to grant stock options or restricted stock to other employees. Stock option grants are usually provided yearly with time vesting. Performance based grants are given out less frequently and timed to changes in our long-term performance measures.

Performance Based Long-Term Incentive Compensation

In 2005, we entered into long-term incentive compensation arrangements with Messrs. Agee, Holmes, Jenkins, Roth and Edmonson. The agreements granted these officers options to purchase 250,000, 1,000,000, 500,000, 250,000 and 100,000, respectively, at an exercise price of $10.52 which was equal to the market value per share on the date of grant. Depending on either the sustained stock price (as defined below) of our common stock or the net present value of future cash flows (as defined below), a percentage of the options will vest as determined in a performance vesting schedule with respect to the period commencing on the date of grant and ending on December 31, 2010 (the “Performance Period”). The term of each option is ten years from the date of grant. To the extent vested, the option grants will become exercisable during the fourth and fifth year of grant. The performance vesting schedule is defined below.

Performance Vesting Schedule

	Net Present Value of Future Cash Flows
Sustained Stock Price	Less than $1,375 million	$1,375 million but less than $1,650 million	$1,650 million but less than $1,925 million	$1,925 million but less than $2,200 million	$2,200 million or more
$40 or more	100%	100%	100%	100%	100%
$35 but less than $40	75%	75%	75%	75%	100%
$30 but less than $35	50%	50%	50%	75%	100%
$25 but less than $30	25%	25%	50%	75%	100%
Less than $25	0%	25%	50%	75%	100%

“Sustained stock price” means the average fair market value of a share of our common stock during any six-month period commencing on or after the first day of the Performance Period and ending on or before the last day of the Performance Period. “Net present value of future cash flows” means the net present value of estimated future cash flows from executed agreements (such as a contract to supply natural gas), proven reserves or any other source of future cash flows with analogous certainty to the aforementioned sources as estimated by an independent auditor designated by our Board of Directors. For this purpose, an annual discount rate of 10% is used to calculate net present value.

Retention Based Long-Term Incentive Compensation

During the course of 2006, after analyzing current market trends we developed a retention incentive plan designed to retain certain key employees in the face of a changing and highly competitive energy marketplace. This marketplace has shown itself to be extremely competitive when trying to retain technical, engineering and executive management personnel. The company views its human resources as vital to its long-term success and key to creating shareholder value. Pursuant to this plan, on December 8, 2006 the nominating and compensation committee granted retention grants to Messrs. Jenkins, Roth and Edmonson. These grants included options to purchase 150,000, 150,000 and 75,000 shares of our common stock and restricted stock grants for 50,000, 50,000 and 25,000 shares of common stock, respectively. The options have an exercise price of $2.89 per share, which was the closing market price on the date of grant and vest over a two-year period. The restricted stock vests on June 29, 2007. After market review and comparison to our peer analysis, it was felt that these grants were at a level sufficient to enhance long-term retention of these officers. Grants were also made to many of our technical, engineering and management personnel. To allow for these grants Mr. Holmes, the Company’s Chief Executive Officer requested that he be excluded from the retention and in exchange for nominal consideration; he voluntarily relinquished options to purchase 1,000,000 shares of common stock at an exercise price of $10.52 which were granted to him in June of 2005. Mr. Agee was also excluded from this retention since he is the founder of the company and already maintains a strong ownership position in the company.

The committee has yet to determine the long-term incentive compensation for 2007.

Benefits

Benefits are part of the overall competitive compensation program designed to attract and retain employees including executive officers. The named executive officers participate in the same benefit programs as our general employee population.

Severance

We have severance agreements with all of our named executive officers. These agreements provide for payments of salary in the event of termination of an executive officer’s employment in specified circumstances. This is intended to provide financial security at competitive levels to attract and retain executive officers.

In line with competitive practices, severance payments are increased should the executive be terminated without cause or if there is a change in control of our company and we terminate the employee’s employment for any reason other than the employee’s death, disability, retirement or just cause during the one-year period immediately following the change of control, the employee terminates his employment for good reason, or during the 60-day period immediately following the lapse of one year after any change of control, we or the employee terminate the employee’s employment for any reason, then, in lieu of any further payments for periods subsequent to the date of termination, we or our successor will pay the employee an amount equal to two times, the employee’s full base salary in effect on the date of termination payable in equal monthly installments for a period of 24 months, as applicable.

Stock Ownership Guidelines

Syntroleum does not have specific equity or other security ownership requirements or guidelines. However, management is encouraged to take an ownership stake in the company and is specifically compensated with a trend towards equity compensation for both cash conservancy and long-term growth opportunities. Margin accounts of Syntroleum stock held by executive officers and trading in derivatives of Syntroleum Stock by executive officers are discouraged but not specifically disallowed by corporate policy. Under our Code of Ethics and Conduct all insiders are bound by the rules of insider trading and speculation in Syntroleum stock is discouraged.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over one million dollars paid to the chief executive officer or to any of the four other most highly compensated executive officers, except for qualified performance-based compensation. While the board considers all compensation paid to the Chief Executive Officer and the named executive officers to be performance-based, it does not all meet the definition of “performance based” compensation in Section 162(m). The compensation committee strongly believes that retaining discretion in determining awards within the parameters of the performance goals is essential for long-term success. In the past, the effect of the amounts paid in excess of the deductibility amount has been immaterial to our tax return. We plan to review executive compensation as appropriate and take action as may be necessary to preserve the deductibility of compensation payments to the extent reasonably practical and consistent with our compensation objectives.

EXECUTIVE COMPENSATION

The following tables provide information regarding the compensation awarded to or earned during the year ended December 31, 2006 by our chief executive officer, chief financial officer and each of the next three most highly compensated executive officers who were serving as executive officers on December 31, 2006 (the “named executive officers”). The tables following the summary compensation table provide additional detail with respect to grants of plan-based awards, the value of outstanding equity awards as of December 31, 2006, the value of options exercised and stock awards that vested during 2006 and estimates of changes in post-employment benefits.

Annual incentive compensation included in “Non-Equity Incentive Plan Compensation” columns was determined by the Board at its February 6, 2007 meeting and paid out on February 14, 2007.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)(1)	(f)(1)	(g)(2)	(h)	(i)(5)	(j)
Kenneth L. Agee; Chairman of the Board and Chief Research Officer	2006	255,000	—	6,140	304,323	75,000	—	—	640,463
John B. Holmes Jr.; Chief Executive Officer(3)	2006	255,000	—	18,421	1,063,615	175,000	—	—	1,512,036
Greg G. Jenkins; Executive Vice President Business Development and Chief Financial Officer	2006	220,000	—	16,371	1,448,897	100,000	—	—	1,785,268
Edward G. Roth; President and Chief Operating Officer(3)	2006	220,000	—	21,973	1,151,109	100,000	—	—	1,493,082
Richard L. Edmonson; Senior Vice President, General Counsel and Corporate Secretary	2006	200,000	—	52,271	200,028	—	—	—	452,299

(1)	The amounts in columns (e) and (f) reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) without consideration of forfeiture relative to the executive’s continued employment, and thus may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2007.
(2)	The amounts in column (g) reflect the cash awards to the named executive officers under the Syntroleum Compensation Plan, which is discussed in further detail under “Compensation Discussion and Analysis-Incentive Compensation”.
(3)	On March 16, 2007 Mr. Edward G. Roth was appointed President and Chief Operating Officer. Mr. Roth was previously Executive Vice President and Chief Technology Officer. Mr. Holmes remains in the position of Chief Executive Officer.
(4)	The percentage of compensation and bonus as a percentage of total compensation for Messrs. Kenneth L. Agee, Richard L. Edmonson, John B. Holmes, Jr., Greg G. Jenkins and Edward G. Roth was 57%, 43%, 45%, 28% and 13%, respectively.
(5)	We prefer to compensate our executive officers and directors in cash and equity rather than with perquisites. Consequently, the value of executive and director perquisites falls below the reportable amount for disclosure within the Summary Compensation table.

We have entered into employment agreements with each of our executive officers. These agreements provide for annual base salaries that we may increase from time to time. In addition, each employment agreement entitles the employee to participate in employee benefit plans that we may offer to our employees from time to time.

Each agreement provides for an initial term of 12 months and is automatically renewed for successive terms of 12 months unless sooner terminated. Under each agreement, employment may be terminated as follows: by us upon the employee’s death, disability or retirement; by us upon the dissolution and liquidation of our company (unless our business is thereafter continued); by us for just cause; by the mutual agreement of the employee and us; and by either us or the employee upon 60 days’ written notice.

For a description of our severance and change of control arrangements with the named executive officers see “Compensation Discussion and Analysis- Post Employment Benefits”.

Pursuant to each agreement, the employee is prohibited from disclosing to third parties, directly or indirectly, our trade secrets, either during or after the employee’s employment with our company, other than as required in the performance of the employee’s duties. The agreement also provides that the employee will not have or claim any right, title or interest in any trademark, service mark or trade name that we own or use. The employee also agrees to irrevocably assign to us all of the employee’s right, title and interest in and to any and all inventions and works of authorship made, generated or conceived by the employee during his or her period of employment with us and which related to our business or which were not developed on the employee’s own time. Each employee further agrees that during the period of employment with us and for a period of two years following the termination of employment, the employee will not engage in certain activities related to our business.

2006 Grants of Plan-Based Awards

The following tables provide information regarding the individual grants of plan-based awards during the last completed fiscal year to the named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Thresh-old ($)	Target ($)	Maxi-mum ($)	Thresh-old (#)	Target (#)	Maxi-mum (#)
(a)	(b)	(c)	(d)(2)	(e)	(f)	(g)(4)	(h)	(i)	(j)	(k)	(l)(1)
Kenneth L. Agee; Chairman of the Board and Chief Research Officer	1/23/06	—		—	—	35,000	—	—		9.67	247,954
		—	75,000	—	—	—	—	—	—	—	—
John B. Holmes Jr.; Chief Executive Officer(3)	1/23/06	—		—	—	75,000	—	—		9.67	531,330
			175,000
Greg G. Jenkins; Executive Vice President Business Development and Chief Financial Officer	1/23/06	—	—	—	—	50,000	—	—		9.67	354,220
	12/08/06	—	—	—	—	150,000	—	—		2.89	311,655
	12/08/06	—	—	—	—	50,000	—			—	144,500
			100,000
Edward G. Roth; President and Chief Operating Officer(3)	1/23/06	—	—	—	—	35,000	—	—		9.67	247,954
	4/28/06	—	—	—	—	250,000	—	—		7.53	1,369,200
	12/08/06	—	—	—	—	150,000	—	—		2.89	311,655
	12/08/06	—	—	—	—	50,000	—			—	144,500
			100,000
Richard L. Edmonson; Senior Vice President, General Counsel and Corporate Secretary	1/23/06	—	—	—	—	4,305	—			—	41,629
	12/08/06	—	—	—	—	75,000	—	—		2.89	155,827
	12/08/06	—	—	—	—	25,000	—		—	—	72,250

(1)	The amounts in column (l) reflect the fair value on the date of grant for options and stock issued during 2006 that fall within the scope of FAS 123(R) . Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2007.

(2)	The amounts in column (d) reflect the cash awards to the named executive officers under the Syntroleum Compensation Plan, which is discussed in further detail under “Compensation Discussion and Analysis-Incentive Compensation”.
(3)	On March 16, 2007 Mr. Edward G. Roth was appointed President and Chief Operating Officer, Mr. Roth was previously Executive Vice President and Chief Technology Officer, Mr. Holmes remains our Chief Executive Officer.
(4)	The options and shares disclosed in column (g) have vesting dates as follows:

Kenneth L. Agee- January 23, 2007 7,000 options vested; January 23, 2008 7,000 options will vest; January 23, 2009 7,000 options will vest; and on January 23, 2010 7,000 options will vest.

John B. Holmes Jr.- January 23, 2007 15,000 options vested; January 23, 2008 15,000 options will vest; January 23, 2009 15,000 options will vest; and on January 23, 2010 15,000 options will vest.

Greg G. Jenkins- January 23, 2007 10,000 options vested; June 29, 2007 50,000 options will vest and 50,000 shares will vest; January 23, 2008 10,000 options will vest; July 1, 2008 100,000 options will vest; January 23, 2009 10,000 options will vest; and on January 23, 2010 10,000 options will vest.

Edward G. Roth- January 23, 2007 7,000 options vested; April 28, 2007 83,334 options will vest; June 29, 2007 50,000 options and 50,000 shares will vest; January 23, 2008 7,000 options will vest; April 28, 2008 83,333 options will vest; July 1, 2008 100,000 options vest; January 23, 2009 7,000 options will vest; and on January 23, 2010 7,000 options will vest.

Richard L. Edmonson- June 29, 2007 25,000 options and 25,000 shares will vest; and on July 1, 2008 50,000 options will vest.

2006 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on the current holdings of stock options and stock awards by the named executive officers which includes unexercised and unvested stock options and unvested restricted stock as of December 31, 2006.

Name (a)	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)(2)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Kenneth L. Agee; Chairman of the Board and Chief Research Officer	300,000	—	—	1.54	12/20/07	—	—	—	—
	—	—	250,000	10.52	6/23/15	—	—	—	—
	7,000	28,000	—	9.67	1/23/16	—	—	—	—

John B. Holmes Jr.; Chief Executive Officer(3)	1,000,000	—	—	1.55	10/1/12	—	—	—	—
	15,000	60,000	—	9.67	1/23/16	—	—	—	—

Greg G. Jenkins; Executive Vice President Business Development and Chief Financial Officer	333,334	166,666	—	6.88	12/10/14	—	—	—	—
	—	150,000	—	2.89	12/8/16	—	—	—	—
	—	—	500,000	10.52	6/23/15	—	—	—	—
	10,000	40,000	—	9.67	1/23/16	—	—	—	—
	—	—	—	—	—	50,000	173,000	—	—

Edward G. Roth; President and Chief Operating Officer(3)	—	150,000	—	2.89	12/8/16	—	—	—	—
	66,667	33,333	—	6.21	4/23/14	—	—	—	—
	33,334	16,666	—	5.29	8/25/14	—	—	—	—
	33,334	66,666	—	10.10	4/15/15	—	—	—	—
	—	—	250,000	10.52	6/23/15	—	—	—	—
	7,000	28,000	—	9.67	1/23/16	—	—	—	—
	83,334	166,666	—	7.53	4/28/16	—	—	—	—
	—	—	—	—	—	50,000	173,000	—	—

Richard L. Edmonson; Senior Vice President, General Counsel and Corporate Secretary	100,000	—	—	2.50	8/14/13	—	—	—	—
	—	75,000	—	2.89	12/8/16	—	—	—	—
	—	—	100,000	10.14	7/27/15	—	—	—	—
	33,334	16,666	—	6.68	7/26/14	—	—	—	—
	—	—	—	—	—	25,000	86,500	—	—

(1)	The amounts in column (h) reflect the fair value on December 31, 2006 based on a closing market price of $3.41 per share.

(2)	The options disclosed in column (c) have vesting dates as follows:

Kenneth L. Agee- January 23, 2007 7,000 options vested; January 23, 2008 7,000 options will vest; January 23, 2009 7,000 options will vest; and on January 23, 2010 7,000 options will vest.

John B. Holmes Jr.- January 23, 2007 15,000 options vested; January 23, 2008 15,000 options will vest; January 23, 2009 15,000 options will vest; and on January 23, 2010 15,000 options will vest.

Greg G. Jenkins- January 3, 2007 166,666 options vested; January 23, 2007 10,000 options vested; June 29, 2007 50,000 options will vest; January 23, 2008 10,000 options will vest; July 1, 2008 100,000 options will vest; January 23, 2009 10,000 options will vest; and on January 23, 2010 10,000 options will vest.

Edward G. Roth- January 23, 2007 7,000 options vested; April 15, 2007 33,333 options will vest; April 23, 2007 33,333 options will vest; April 28, 2007 83,334 options will vest; June 29, 2007 options will vest; August 25, 2007 16,666 options will vest; January 23, 2008 7,000 options will vest; April 15, 2008 33,333 options will vest; April 28, 2008 83,333 options will vest; July 1, 2008 100,000 options vest; January 23, 2009 7,000 options will vest; and on January 23, 2010 7,000 options will vest.

Richard L. Edmonson- June 29, 2007 25,000 options will vest; July 26, 2007 16,666 options will vest; and on July 1, 2008 50,000 options will vest.

(2)	The amounts in column (d) reflect performance based options granted during 2005. For detailed information on these grants refer to “Compensation Discussion and Analysis-Long-term Incentive Compensation”.
(3)	On March 16, 2007 Mr. Edward G. Roth was appointed President and Chief Operating Officer, Mr. Roth was previously Executive Vice President and Chief Technology Officer, Mr. Holmes remains our Chief Executive Officer.
(4)	The shares disclosed in column (g) have vesting dates as follows:

Greg G. Jenkins- June 29, 2007 50,000 shares vest.

Edward G. Roth- June 29, 2007 50,000 shares vest

Richard L. Edmonson- June 29, 2007 25,000 shares vest.

2006 OPTION EXERCISES & STOCK VESTED

The following table provides information on the exercise of stock options and the vesting of restricted stock for the named executive officers during 2006.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(2)
Kenneth L. Agee; Chairman of the Board and Chief Research Officer	—	—	16,666	148,327
John B. Holmes Jr.; Chief Executive Officer (1)	—	—	50,000	445,000
Greg G. Jenkins; Executive Vice President Business Development and Chief Financial Officer	—	—	—	—
Edward G. Roth; President and Chief Operating Officer(1)	—	—	3,333	20,231
Richard L. Edmonson; Senior Vice President, General Counsel and Corporate Secretary	—	—	10,971	100,957

(1)	On March 16, 2007 Mr. Edward G. Roth was appointed President and Chief Operating Officer, Mr. Roth was previously Executive Vice President and Chief Technology Officer, Mr. Holmes remains our Chief Executive Officer.
(2)	The value realized in column (e) is equal to the number of vesting shares multiplied by the closing stock price on the vest date.

Post Employment Benefits/Change of Control Arrangement

Each employment agreement provides for an initial term of 12 months and is automatically renewed for successive terms of 12 months unless sooner terminated. Under each agreement, employment may be terminated as follows: by us upon the employee’s death, disability or retirement; by us upon the dissolution and liquidation of our company (unless our business is thereafter continued); by us for just cause; by the mutual agreement of the employee and us; and by either us or the employee upon 60 days’ written notice.

If we terminate the employee’s employment for any reason other than as noted in the first three items above, the employee is entitled to receive his monthly salary for a period of two years, as applicable, following the date of termination. In addition, if there is a change in control of our company and we terminate the employee’s employment for any reason other than the employee’s death, disability, retirement or just cause during the one-year period immediately following the change of control, the employee terminates his employment for good reason, or during the 60-day period immediately following the lapse of one year after any change of control, we or the employee terminate the employee’s employment for any reason, then, in lieu of any further payments for periods subsequent to the date of termination, we or our successor will pay the employee an amount equal to one or two times, as applicable, the employee’s full base salary in effect on the date of termination payable in equal monthly installments for a period of 12 or 24 months, as applicable.

Mr. John B. Holmes, Jr., our Chief Executive Officer, will be entitled to receive his monthly salary for a period of two years following the date of termination, in accordance with the provisions described above, as well as for the following reasons: we terminate Mr. Holmes’ employment for any reason other than just cause; Mr. Holmes is assigned to duties materially inconsistent with his position, authority, duties or responsibilities without his agreement; or we require Mr. Holmes to be based at any office outside the Tulsa metropolitan area without his agreement.

2006 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Syntroleum executives are entitled to receive certain payments upon termination of their employment. The following table summarized these payments under different termination scenarios and reflects the estimated value of those payments had the termination occurred effective December 31, 2006.

The plans and agreements under which the payments summarized in the following table would be made are described above.

		Before Change in Control	After Change in Control
Name	Benefit	Termination w/o Cause or for Good Reason	Termination w/o Cause or for Good Reason(2)	Voluntary Termination	Death	Disability	Change in Control(2)
Kenneth L. Agee; Chairman of the Board and Chief Research Officer
	Severance pay	552,500	552,500	—	—	—	552,500
	Equity(1)	561,000	561,000	561,000	561,000	561,000	561,000
	Total	1,113,500	1,113,500	561,000	561,000	561,000	1,113,500
John B. Holmes Jr.; Chief Executive Officer(3)
	Severance pay	552,500	552,500	—	—	—	552,500
	Equity(1)	1,860,000	1,860,000	1,860,000	1,860,000	1,860,000	1,860,000
	Total	2,412,500	2,412,500	1,860,000	1,860,000	1,860,000	2,412,500
Greg G. Jenkins; Executive Vice President Business Development and Chief Financial Officer
	Severance pay	476,667	476,667	—	—	—	476,667
	Equity(1)	170,500	248,500	—	248,500	248,500	248,500
	Total	647,167	725,167	—	248,500	248,500	725,167
Edward G. Roth; President and Chief Operating Officer(3)
	Severance pay	476,667	476,667	—	—	—	476,667
	Equity(1)	170,500	248,500	—	248,500	248,500	248,500
	Total	647,167	725,167	—	248,500	248,500	725,167
Richard L. Edmonson; Senior Vice President, General Counsel and Corporate Secretary
	Severance pay	433,333	433,333	—	—	—	433,333
	Equity(1)	176,250	215,250	91,000	215,250	215,250	215,250
	Total	609,583	648,583	91,000	215,250	215,250	648,583

(1)	Equity values assume December 31, 2006 stock price of $3.41 and immediate exercise or sale at termination.
(2)	Double-trigger change of control for all listed executives.
(3)	On March 16, 2007 Mr. Edward G. Roth was appointed President and Chief Operating Officer, Mr. Roth was previously Executive Vice President and Chief Technology Officer, Mr. Holmes remains our Chief Executive Officer.

Board Compensation Committee Report on Executive Compensation

Our executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize stockholder returns by achieving our short- and long-term corporate goals. The compensation plans are designed to link each executive’s compensation directly to individual and company performance.

There are three basic components to our compensation system:

•	base pay;

•	incentive compensation; and

•	long-term incentive compensation

We address each of these components within the context of individual and company performance and competitive conditions. In determining competitive compensation levels, we consider data that includes information regarding other companies engaged in the development of new technologies, including energy companies engaged in technology development. Some, but not all of these companies, are engaged in the development of gas-to-liquids technologies. In determining executive compensation, the nominating and compensation committee does not compare our financial and operating performance with that of the companies included in the Nasdaq Stock Market Index or in an index consisting of companies primarily engaged in producing hydrocarbons from oil and gas fields.

The nominating and compensation committee has reviewed and discussed the compensation discussion and analysis with management and has recommended to the board that the CD&A be included in Syntroleum’s Proxy Statement and Notice of Annual Meeting to Stockholders to be held on April 23, 2007.

Determination of executive compensation is an evolving discipline. The nominating and compensation committee monitors trends in this area, as well as changes in law, regulation and accounting practices, that may affect either its compensation practices or its philosophy. Accordingly, the nominating and compensation committee reserves the right to alter its approach in response to changing conditions.

Nominating and Compensation Committee

Alvin R. Albe, Jr.

Frank M. Bumstead

P. Anthony Jacobs

Robert B. Rosene, Jr. (Chairman)

James R. Seward

Compensation Committee Interlocks and Insider Participation

Our nominating and compensation committee consists of Messrs. Albe, Bumstead, Jacobs, Rosene and Seward, each of whom is a non-employee director. None of our executive officers has served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of our board of directors, and there are no other matters relating to interlocks or insider participation that we are required to report.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors, upon recommendation of the audit committee, has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2007. Grant Thornton LLP was our independent accountant for the year ending December 31, 2006. Although the selection and appointment of independent registered public accounting firm is not required to be submitted to a vote of stockholders, the board of directors has decided to ask our stockholders to approve this appointment. The board of directors recommends that stockholders vote FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2007.

Representatives of Grant Thornton LLP are expected to be present at the meeting, will be given the opportunity to make a statement if they so desire, and be available to respond to appropriate questions of any stockholders.

BOARD AUDIT COMMITTEE REPORT

Our committee has reviewed and discussed Syntroleum’s audited financial statements for the year ended December 31, 2006 with management. In addition, we have discussed with Grant Thornton LLP, Syntroleum’s independent registered public accounting firm, the matters required by Codification of Statements on Auditing Standards No. 61 (SAS 61).

We have received the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Standard No. 1, and we have reviewed, evaluated and discussed the written disclosures with that firm and its independence from Syntroleum. We also have discussed with management and Grant Thornton LLP such other matters and received such assurances from them as we deemed appropriate.

Based on the foregoing review and discussions and relying thereon, we have recommended to the board of directors the inclusion of Syntroleum’s audited financial statements for the year ended December 31, 2006 in Syntroleum’s Annual Report on Form 10-K for such year filed with the SEC.

Audit Committee

Alvin R. Albe, Jr. (Chairman)

Frank M. Bumstead

P. Anthony Jacobs

Robert B. Rosene, Jr.

James R. Seward

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

Grant Thornton LLP billed us fees in fiscal years 2006 and 2005, respectively, as set forth in the table below for (i) the audit of our annual financial statements, the audit of effectiveness of internal controls over financial reporting, the reviews of our quarterly financial statements and services related to certain SEC registration statements, (ii) assurance and related services that are reasonably related to the performance of the audit or review of financial statements not included in (i), (iii) professional services relating to tax compliance and preparation, tax advice and tax planning, and (iv) all other services rendered.

	2006	2005
Audit Fees	$291,685	$251,075
Audit-Related Fees(1)	22,000	10,500
Tax Fees	139,713	191,044
All Other Fees	—	—

Total	$453,398	$452,619

(1)	Represents fees for professional services rendered for the audit of the Syntroleum 401(k) Plan.

The audit committee has considered whether the provision of services rendered in 2006, other than the audit of our financial statements, the 2006 audit of effectiveness of internal controls over financial reporting, and the reviews of our quarterly financial statements, was compatible with maintaining the independence of Grant Thornton LLP and determined that the provision of such services was compatible with maintaining such independence.

The audit committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditor. The audit committee’s amended and restated charter allows the audit committee to delegate to subcommittees consisting of one or more members the authority to grant pre-approvals of audit and permitted non-audit services between audit committee meetings, provided that the subcommittee reports any pre-approval decisions to the full audit committee at the committee’s next scheduled meeting. The audit committee has adopted policies and procedures for pre-approving all audit and non-audit services performed by the independent registered public accounting firm. The policy requires advance approval by the audit committee of all audit and non-audit work. Unless the specific service has been previously pre-approved with respect to the 12-month period following the advance approval, the audit committee must approve a service before the independent registered public accounting firm is engaged to perform the service. The audit committee has given advance approval for specified audit, audit-related and tax services for 2007. Requests for services that have received this pre-approval are subject to specified fee or budget restrictions as well as internal management controls. All of the 2006 audit and non-audit services described above were pre-approved by the audit committee in accordance with its charter, its policies and procedures, and pursuant to applicable rules of the SEC.

STOCKHOLDER PROPOSALS

Rule l4a-8 under the Securities and Exchange Act of 1934 addresses when a company must include a stockholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of stockholders. Under Rule l4a-8, proposals that stockholders intend to have included in our proxy statement for the 2008 annual meeting of stockholders should be received by our corporate secretary no later than November 22, 2007. However, if the date of the 2008 annual meeting of stockholders changes by more than 30 days from the anniversary date of the 2007 annual meeting, the deadline is a reasonable time before we begin to print and mail our proxy materials. Stockholder proposals must also be otherwise eligible for inclusion.

If a stockholder desires to bring a matter before an annual or special meeting and the proposal is submitted outside the process of Rule 14a-8, the stockholder must follow the procedures set forth in our bylaws. Our bylaws provide generally that stockholder proposals for an annual meeting may be made by a stockholder only if (1) the stockholder is a stockholder of record and is entitled to vote at the meeting, and (2) the stockholder gives timely written notice of the proposal to our corporate secretary. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, our principal executive offices not less than 70 days nor more than 90 days prior to the first annual anniversary of the prior year’s annual meeting of stockholders. Under our bylaws, proposals that stockholders intend to have included in our proxy statement for the 2008 annual meeting of stockholders should be received by our corporate secretary no earlier than January 24, 2008 or later than February 13, 2008. However, if the date of the annual meeting of stockholders is advanced by more than 20 days or delayed by more than 70 days from such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting of stockholders and not later than the close of business on the later of the 70th day prior to such annual meeting of stockholders or the tenth day following the day on which we first publicly announce the date of such meeting.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact their broker or send a request to our corporate secretary at Richard L. Edmonson, Senior Vice President, General Counsel and Corporate Secretary, Syntroleum Corporation, 4322 South 49th West Avenue, Tulsa, Oklahoma 74107. We will deliver, promptly upon written request to the corporate secretary, a separate copy of the 2006 annual report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.

TRANSACTION OF OTHER BUSINESS

As of the date of this proxy statement, the board of directors is not aware of any matters other than those set forth herein that will come before the meeting. Should any other matter requiring the vote of stockholders arise at the meeting, proxies will be voted on that matter in accordance with the judgment of the person or persons voting the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy card exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope, or submit your proxy by telephone or the Internet in accordance with the instructions on your proxy card. Please act promptly to ensure that you will be represented at this important meeting.

WE WILL PROVIDE WITHOUT CHARGE ON THE WRITTEN REQUEST OF ANY PERSON SOLICITED HEREBY A COPY OF OUR ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2006. WRITTEN REQUESTS SHOULD BE MAILED TO RICHARD L. EDMONSON, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY, SYNTROLEUM CORPORATION, 4322 SOUTH 49TH WEST AVENUE, TULSA, OKLAHOMA 74107.

By Order of the Board of Directors,

RICHARD L. EDMONSON
Senior Vice President, General Counsel and Corporate Secretary

April 2, 2007

ANNUAL MEETING OF STOCKHOLDERS OF

SYNTROLEUM CORPORATION

April 23, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Mark, date, sign and mail your proxy card in the envelope provided as soon as possible.

-OR-

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

-OR-

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

The Board of Directors recommends that you vote “FOR” each of the nominees and “FOR” the proposals.

The proposal listed below is being proposed by the Company.

PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK

YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

NOMINEES:
☐ FOR ALL NOMINEES	☐ Kenneth L. Agee
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ P. Anthony Jacobs
☐ FOR ALL EXCEPT (See instructions below)	☐ James R. Seward

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the area next to each nominee you wish to withhold, as shown here: ☒

2.	Ratification of Appointment of the firm of Grant Thornton LLP as Syntroleum Corporation’s independent registered public accounting firm.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder:                                  Date:                 Signature of Stockholder:                                  Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SYNTROLEUM CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kenneth L. Agee, John B. Holmes, Jr. and Richard L. Edmonson, and each of them individually with the power of substitution, as Proxy or Proxies of the undersigned, to attend and act for and on behalf of the undersigned at the Annual Meeting of Stockholders of Syntroleum Corporation (the “Company”) to be held at Tulsa Community College, West Campus, 7505 West 41st Street, Tulsa, Oklahoma 74107 on April 23, 2007 at 1:00 p.m. local time and at any adjournment thereof, hereby revoking any prior Proxy or Proxies. This Proxy when properly executed will be voted as directed on the reverse hereof by the undersigned. If no direction is made, shares will be voted “FOR” proposals 2 and “FOR” the election of directors named in the Proxy.

(Continued and to be signed on the reverse side)